Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

March 9, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on March 9, 2010, it was notified by Mr Matthew Emmens, Chairman of the Company, of the sale on March 8, 2010 of 33,302 American Depositary Shares (ADSs) in Shire plc.  The ADSs were sold at an average sale price of US$66.4404.

Following this transaction, Mr Emmens holds 92,874 Shares and 60,861 ADSs. He also holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 296,744 ADSs. One ADS is equal to three ordinary shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX